Exhibit 99.1
NEWS RELEASE
COURT DECLARES RAMBUS PATENTS IN SUIT UNENFORCEABLE IN MICRON DELAWARE CASE
Rambus intends to appeal decision
LOS ALTOS, CA — January 9, 2009 — Rambus Inc. (Nasdaq:RMBS) today announced that the U.S. District Court of Delaware in the patent infringement matter with Micron Technology has found that Rambus cannot pursue its claims against Micron due to spoliation. In her opinion, the Honorable Sue L. Robinson determined that Rambus executed its document retention policy during a time when it anticipated litigation.
“We respectfully, but strongly, disagree with this opinion, and at the appropriate juncture plan to appeal,” said Tom Lavelle, senior vice president and general counsel at Rambus. “This opinion is highly inconsistent with the findings of the Court in the Northern District of California which looked at the same conduct and found there was nothing improper with our document retention practices. We are confident in the strength of our position and will continue to vigorously pursue fair compensation for the use of our patented inventions.”
The case with Micron was originally filed by Micron against Rambus in August 2000. The case was split into three separate phases with the first phase concerning allegations of unclean hands and spoliation. Cases are still pending against Hynix, Nanya, Micron, and Samsung in the Northern District of California. These cases concern patents, some of which were at suit in Delaware, as well as additional patents not part of that matter. Additionally, a trial on Rambus’ claims that Samsung, Hynix and Micron illegally fixed DRAM prices and output to eliminate Rambus’ proprietary RDRAM product from the market is scheduled for trial in San Francisco Superior Court in March.
Rambus management will discuss this decision during a special conference call today at 2:00 p.m. PST. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 8310495. Additional information can be found on Rambus’ website at http://investor.rambus.com/ (under Litigation Update section).
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ innovations and solutions enable unprecedented performance in computing, communications, and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as a range of leadership and industry-standard memory solutions. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com